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                                                                EXHIBIT 10.4

                     NON-EXCLUSIVE PATENT LICENSE AGREEMENT


     THIS LICENSE AGREEMENT ("LICENSE AGREEMENT") is made and entered into this 26th day of January, 1996, by and between BIONOVA U.S. INC., a Delaware corporation (hereinafter BIONOVA) and DNA PLANT TECHNOLOGY CORPORATION, a Delaware corporation (hereinafter DNAP).

                                   WITNESSETH
                                   ----------

     WHEREAS, BIONOVA desires to have a non-exclusive license as recited herein under the patent and patent applications listed in the attached Schedule 1; and

     WHEREAS, DNAP is willing to grant such license to BIONOVA, subject to the terms and conditions hereinafter set forth.

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

     1. Definitions.  In this LICENSE AGREEMENT, the following terms shall have
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the following meanings:

        a. LICENSED PATENTS shall mean the patents and patent applications listed on the attached Schedule 1, patents to be issued pursuant thereto, and all divisions, continuations, reissues, reexamination certificates, substitutes, and extensions thereof.

        b. LICENSED PRODUCTS shall mean any product or process covered by one or more claims of the LICENSED PATENTS.

        c. ROYALTY BEARING PRODUCTS shall mean the LICENSED PRODUCTS that are covered by one or more issued and not lapsed or expired claims of one or more of the LICENSED PATENTS.

        d. NET SALES shall mean the gross invoice price of ROYALTY BEARING PRODUCTS sold by BIONOVA or its Sublicensees minus documented returns and allowances for defective goods. The gross invoice price shall not include any sales, use or value added taxes.

     2. License Grant To BIONOVA.  DNAP grants to BIONOVA for the term of this
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Agreement a non-exclusive license under LICENSED PATENTS to use the LICENSED
PATENTS and to make, have made, use and sell LICENSED PRODUCTS, except that such license does not include rights in the areas listed in Schedule 2. The license is non-transferable; provided, that DNAP consents to BIONOVA'S sublicense of its rights hereunder to its Affiliates as of the date of this Agreement provided that each such Sublicensee agrees to become bound by the terms and conditions of this License (the
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"Sublicensees"). For purposes of this provision, "Affiliates" means persons or entities controlling, controlled by or under common control with the party, as well as any majority owned entities of the party and of its other affiliates, and "control" of an entity means either the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether by contract or otherwise, or the right to receive at least 50% of the profits from such entity.

     3. Royalties.
        ---------

        a. BIONOVA shall pay DNAP a running royalty fee of $250,000.00 for each full quarter during which this LICENSE AGREEMENT is in effect; provided, however, the fee for the calendar quarter ending March 31, 1996 shall be $50,000 and the fee for the calendar quarter ending June 30, 1996 shall be $125,000.00. For any portion of a quarter during which this LICENSE AGREEMENT is in effect BIONOVA shall pay DNAP a percentage of the applicable quarterly fee equal to the number of days of such quarter divided by 91 days, multiplied by the applicable quarterly fee.

        b. BIONOVA may pay any royalty or other amounts due or payable under this LICENSE AGREEMENT by crediting the amount of such royalty or other payment against any indebtedness owed to BIONOVA by DNAP pursuant to that certain Loan Agreement executed by and between DNAP and BIONOVA dated of even date herewith.

        c.  BIONOVA shall make the royalty payments set forth in subparagraphs
(a)and (b) hereof sixty (60) days after the close of each quarter.

        d. With each royalty payment, BIONOVA will provide to DNAP a written royalty statement verified by the President or Chief Financial Officer of BIONOVA, setting forth the NET SALES identified by product designation upon which royalties are calculated during the period covered by the statement. DNAP shall have the right once per year to designate an independent certified public accountant to inspect BIONOVA's books and records relating to NET SALES upon which royalties are calculated.

     4. BIONOVA's Option To Convert To Fully-Paid License.  BIONOVA may, at any
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time prior to September 30, 1996, notify DNAP that it is electing to convert to a fully paid LICENSE with respect to the quarterly license fees owed by BIONOVA under subparagraph 3(a) by paying the sum of $1,500,000 plus a royalty equal to 2.5% of the NET SALES of ROYALTY BEARING PRODUCTS sold by BIONOVA or its Sublicensees during any quarter subsequent to the election during which this LICENSE AGREEMENT is in effect, which fully paid LICENSE shall continue in full force and effect and shall not terminate until the last to expire of the LICENSED PATENTS. At any time subsequent to September 30, 1996, if BIONOVA has not made the above described election, BIONOVA may upon thirty (30) days notice to DNAP, convert to a fully paid royalty-free license by paying DNAP the following sum as a lump sum payment for a fully paid up license to BIONOVA and its Sublicensees: an amount when discounted, at a discount rate of ten percent (10%), which, if added to the discounted stream of any and all

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royalty payments made pursuant to subparagraph 3(a) hereunder (with the exception of the March 31, 1996 and June 30, 1996 payments), would yield a total present value as of the date of this Agreement of $5,000,000.00.

     5. Enforcement of LICENSED PATENTS.  DNAP will be solely responsible at its
        -------------------------------
own expense for using all reasonable efforts to prosecute and enforce LICENSED PATENTS owned by DNAP; provided, however if BIONOVA requests that DNAP take any reasonable action to prosecute and enforce the LICENSED PATENTS and DNAP refuses or fails to take such action on a timely basis, BIONOVA shall be permitted and authorized, in the name of DNAP or in the name of BIONOVA as appropriate, to use all reasonable efforts to prosecute and enforce LICENSED PATENTS. DNAP will provide BIONOVA with reasonable assistance in such prosecution and enforcement. BIONOVA shall have no obligation to undertake any such action, and if BIONOVA should do so, BIONOVA shall have no liability to DNAP for the sufficiency or adequacy of any such actions taken by BIONOVA.

     6. Notices.  All notices, demands, requests, and other communications
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required or permitted hereunder shall be in writing and shall be deemed to have been given when received by BIONOVA or DNAP, as the case may be, at the respective addresses set forth below or as BIONOVA or DNAP may from time to time designate by written notice to the other:

                BIONOVA U.S. INC.
                c/o Thompson & Knight, P.C. (Attn: JAR)
                1700 Pacific Avenue, Suite 3300
                Dallas, Texas 75201

                With a copy to:

                Lic. Alejandro Sanchez-Mujica
                Edificio Torrealta
                Av. Roble 300 Mezzanine
                66265 Garza Garcia, N.L.
                Mexico

                DNA PLANT TECHNOLOGY CORPORATION
                6701 San Pablo Avenue
                Oakland, California 94608-1239
                Attn: Vice President, Business Development (with copy to DNAP Legal Department, at the same address)

     7. Modifications.  No provision of this LICENSE AGREEMENT may be modified,
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waived, or terminated except by instrument in writing executed by the party against whom a modification, waiver, or termination is sought to be enforced.

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     8. Severability.  In case any of the provisions of this LICENSE AGREEMENT
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shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this LICENSE AGREEMENT shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     9. Election of Remedies.  Each party shall have all of the rights and
        --------------------
remedies granted herein and available at law or in equity, and these same rights and remedies shall be cumulative and may be pursued separately, successively, or concurrently against the other party, or to the LICENSED PATENTS at the sole discretion of the pursuing party. The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other right or remedy, and the same shall be non-exclusive.

    10. Form and Substance.  All documents, certificates, and other items
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required under this LICENSE AGREEMENT to be executed and/or delivered to a party shall be in form and substance reasonably satisfactory to the receiving party.

    11. No Third Party Beneficiary.  This LICENSE AGREEMENT is for the sole
        --------------------------
benefit of BIONOVA (and its Affiliates to the extent they become sublicensees hereunder) and DNAP and is not for the benefit of any third party.

    12. Number and Gender.  Whenever used herein, the singular number shall
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include the plural and the singular, and the use of any gender shall be applicable to all genders.

    13. Captions.  The captions, headings, and arrangements used in this LICENSE
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AGREEMENT are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

    14. Applicable Law.  This LICENSE AGREEMENT shall be governed by and
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construed in accordance with the laws of the State of California and the laws of the United States of America.

    15. Assignability.  Except as provided in paragraph 2 hereof, neither this
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LICENSE AGREEMENT nor any interest herein may be assigned, in whole or in part, by a party without the prior written consent of the other party. The parties hereto acknowledge that immediately subsequent to the execution of this LICENSE, DNAP will be granting an Assignment of its ownership of the LICENSED PATENTS to BIONOVA as security for repayment of its obligations under the Loan Agreement. The Assignment shall not affect the rights or obligations of either party hereunder. Notwithstanding the above, a party may assign this LICENSE AGREEMENT to a successor of all or substantially all of its business without the prior written consent of the other party, provided however, that no such assignment shall be valid unless the assignee assumes all of the duties and obligations of the assigning party.

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    16. General Assurances.  The parties hereto agree to execute, acknowledge
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and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this LICENSE AGREEMENT.

    17. Negation Of Agency And Similar Relationships.  Nothing contained herein
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shall be deemed to create any agency, joint venture or partnership relationship between the parties hereto.

    18. Confidentiality.
        ---------------

        a. Duties: BIONOVA shall keep confidential and not disclose to any third person or entity any information regarding the LICENSED PATENTS or the LICENSED PRODUCTS received from DNAP under this LICENSE AGREEMENT, except as provided in subparagraph (b) below. Notwithstanding the foregoing, BIONOVA and any of its Sublicensees shall be free to use and disclose to their advisors and consultants who agree to treat as confidential such information for purposes of exercising its rights under this LICENSE AGREEMENT.

        b. Exceptions: The duties of confidentiality, access restrictions and non-use provided by subparagraph (a) above shall not apply to information received by BIONOVA from DNAP if the information:

                (i) is public information at the time of disclosure by DNAP to BIONOVA;

                (ii) subsequently becomes public information other than by act or omission of BIONOVA;

                (iii) is already in the lawful possession of BIONOVA, as can reasonably be demonstrated by documentary evidence from BIONOVA, at the time of first disclosure by DNAP to BIONOVA; or

                (iv) is independently developed by employees of BIONOVA who did not have access to the information.

    19. Term and Termination.  This Agreement shall continue until the date of
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the last to expire of the LICENSED PATENTS.  In the event of a material breach of this Agreement by either party and the failure to cure such breach within 30 days of the receipt of written notice from the other party, this Agreement shall terminate. In the event of such termination, the non-breaching party retains all other rights and remedies available to it under law, including the right to collect payments owed but not made. BIONOVA shall have the unilateral right to terminate this LICENSE AGREEMENT by giving DNAP thirty (30) days written notice of such termination together with payment of all amounts due hereunder through the date of termination; provided, however, upon termination BIONOVA and its Affiliates shall be required (i) to return all materials regarding the LICENSED PATENTS that it would be required to keep confidential under this Agreement except that

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BIONOVA's outside counsel may retain a copy thereof to be held in confidence for the sole purpose of preserving a record for any future litigation. and (ii) to cease any and all use of the LICENSED PATENTS pursuant to this LICENSE
AGREEMENT. BIONOVA's obligation to pay royalties under this LICENSE AGREEMENT shall cease upon such termination.

    20. Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                BIONOVA U.S. INC.



                                By:
                                   --------------------------------------------
                                Name:   Carlos Herrera
                                Title:  Chairman of the Board and Chief
                                        Executive Officer



                                DNA PLANT TECHNOLOGY CORPORATION



                                By:
                                   --------------------------------------------
                                Name:   Robert Serenbetz
                                Title:  Chief Executive Officer

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